IEC Electronic Announces New Board Member

Newark, N.Y. November 16, 2012 – IEC Electronics Corp. (NYSE MKT: IEC) announced that Edward W. Kay, Jr. has joined the Company’s board of directors. The Company also announced that Amy L. Tait has advised the Company of her decision not to seek re-election at the 2013 annual meeting of stockholders.

Edward W. Kay, Jr. is a certified public accountant and brings extensive experience in financial, securities, and business matters to the board. Mr. Kay spent his 30-year career with Pricewaterhouse Coopers LLP (PwC) working with companies in a wide variety of industries, including manufacturing, distribution, software and technology. During his tenure with PwC he served in many capacities, including among others in the Accounting and SEC Service practice section of the national office, as leader of the firm’s technology practice in Dallas, TX, as Managing Partner of the upstate New York practice and most recently as Managing Partner, Rochester Office. He retired in June 2012.

“Ed Kay’s wide and deep experience and wise counsel will be tremendous assets in IEC’s efforts to continue to build stockholder value through growth and improving profitability,” said W. Barry Gilbert, IEC’s Chairman and CEO.

Mr. Gilbert continued, “As we welcome Ed, we also thank Amy Tait for her exemplary service on IEC’s board. She has been an active and thoughtful contributor, and has played an important role in IEC’s efforts to realize its vision for the future. Amy brought considerable insight and expertise from her distinguished career in the real estate investment trust business. We will miss her but understand her conflicting commitments. We wish her well in her future endeavors.”

About IEC Electronics

IEC Electronics Corporation is a premier provider of electronic manufacturing services ("EMS") to advanced technology companies primarily in the military and aerospace, medical, industrial and computing sectors. The Company specializes in the custom manufacture of high reliability, complex circuit cards, system level assemblies, a wide array of custom cable and wire harness assemblies, precision sheet metal products and advanced research and testing services. As a full service EMS provider, IEC is a world-class ISO 9001:2008, AS9100 and ISO13485 certified company. The AS9100 certification enables IEC to serve the military and commercial aerospace markets. The ISO13485 certification supports the quality requirements of medical device markets. The Company is also AC7120 Nadcap accredited for electronics manufacturing to support the most stringent quality requirements of the aerospace industry, as well as ITAR registered and NSA approved under the COMSEC standard. Dynamic Research and Testing Laboratories (DRTL), the Company’s newest business unit, is an ISO 17025 accredited laboratory specializing in component risk mitigation testing via destructive physical analysis and advanced failure analysis for counterfeit electronic parts. IEC Electronics is headquartered in Newark, NY (outside of Rochester) and also has operations in Victor, NY, Rochester, NY, Albuquerque, NM and Bell Gardens, CA. Additional information about IEC can be found on its web site at www.iec-electronics.com

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The foregoing, including any discussion regarding the Company's future prospects, contains certain forward-looking statements that involve risks and uncertainties, including uncertainties associated with economic conditions in the electronics industry, particularly in the principal industry sectors served by the Company, changes in customer requirements and in the volume of sales to principal customers, competition and technological change, the ability of the Company to control manufacturing and operating costs, the ability of the Company to develop and maintain satisfactory relationships with vendors, and the ability of the Company to efficiently integrate acquired companies into its business.  The Company's actual results of operations may differ significantly from those contemplated by any forward-looking statements as a result of these and other factors, including factors set forth in the Company's 2011 Annual Report on Form 10-K and in other filings with the Securities and Exchange Commission.

Contact:	Vincent Leo	John Nesbett or Jennifer Belodeau
	CFO	Institutional Marketing Services
	IEC Electronics Corp.	(203)972-9200
	(315)332-4308	jnesbett@institutionalms.com
	VLeo@iec-electronics.com	jbelodeau@institutionalms.com

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